UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2024

NKGen Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40427	86-2191918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Daimler Street

Santa Ana, CA, 92705

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (949) 396-6830

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKGN	Nasdaq Global Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	NKGNW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in the Current Report on Form 8-K filed by NKGen Biotech, Inc. (the “Company”) on February 4, 2024, Ms. Alana McNulty notified the Board of Directors of the Company (the “Board”) of her intention to resign as a director of the Company and as a member of our Audit Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”) and Nomination and Corporate Governance Committee (the “N&CG Committee”), effective February 4, 2024.

On July 11, 2024, the Board, following a recommendation from the N&CG Committee, unanimously elected to have Dr. Marco Gottardis fill, effective immediately, the Class I director vacancy created by Ms. McNulty’s resignation and that Dr. Gottardis shall hold such position as a Class I director until the earlier of the 2024 Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal. Dr. Gottardis was also appointed to the Audit Committee, Compensation Committee and N&CG Committee by the Board, effective July 11, 2024.

Dr. Gottardis is the owner of and has served as a consultant at Gottardis Biotech LLC, a biopharmaceuticals and research and development consultancy firm, since February 2023. Dr. Gottardis previously served as Senior VP of Business Development and Scientific Strategy at Replay Bio Holdings, a cell and gene therapy company, from February 2023 to March 2024. Dr. Gottardis also served as Vice President of Oncology Innovation at Janssen Pharmaceuticals, a pharmaceuticals company and wholly owned subsidiary of Johnson & Johnson (NYSE: JNJ), where he led strategy and implementation of novel research platforms from July 2021 to February 2023. Prior to being named Vice President of Oncology Innovation, Dr. Gottardis served as Vice President of Oncology and Prostate Cancer Disease Area Stronghold Leader at Janssen Pharmaceuticals, where he led the prostate cancer research and development portfolio from September 2012 to July 2021.

Dr. Gottardis holds a Bachelor of Science degree in Biology from Columbia University and a Ph.D in Human Oncology from the University of Wisconsin-Madison.

Dr. Gottardis brings to the Board extensive managerial and research and development experience in the biopharmaceuticals industry.

Dr. Gottardis will participate in the Company’s previously disclosed compensation program for non-employee directors, which in relevant part includes (i) an annual director retainer of $40,000 and (ii) annual committee member retainers of $7,500 for the Audit Committee, $5,000 for the Compensation Committee and $4,000 for the Nominating and Corporate Governance Committee. On July 11, 2024, the Company granted Dr. Gottardis a sign-on option award to purchase 300,000 shares of the Company’s common stock at an exercise price equal to $2.00 per share. The option award is generally subject to the same terms as other non-employee directors’ option awards and vests in equal monthly installments over 3 years, subject to Dr. Gottardis’s continued service through each applicable vesting date. The Company has also entered into the Company’s standard indemnification agreement for directors and officers with Dr. Gottardis.

There are no arrangements or understandings between Dr. Gottardis and any other persons pursuant to which Mr. Gottardis was elected as a director of the Company. With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Gottardis and the Company that would be required to be reported.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NKGEN BIOTECH, INC.

Date: July 12, 2024	/s/ Paul Y. Song
	Name:	Paul Y. Song
	Title:	Chief Executive Officer (Principal Executive Officer)

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